Exhibit 99.1

Oppenheimer Holdings Inc. Reports Second Quarter 2023 Earnings

New York, July 28, 2023 – Oppenheimer Holdings Inc. (NYSE: OPY) (the "Company" or "Firm") today reported a net loss of $9.4 million or $(0.85) per share for the second quarter of 2023, compared with a net loss of $3.9 million or $(0.32) per share for the second quarter of 2022. Revenue for the second quarter of 2023 was $306.2 million, an increase of 29.1%, compared to revenue of $237.2 million for the second quarter of 2022.
Albert G. Lowenthal, Chairman and CEO commented, "The growth in our total revenue highlighted the ability of our diversified business mix to successfully operate in a mixed but still growing economy. While our operating businesses performed quite well, the Company’s overall results were adversely impacted by the accrual of a significant legal reserve related to a previously disclosed matter. We believe that this reserve will permit us to cover anticipated costs related to the matter, even though the reserve created a net loss for the quarter. During the quarter, the markets performed better than expected, as the S&P 500 and Nasdaq continued to advance upward in large part due to investor enthusiasm for generative A.I. tech stocks. On the economic front, unemployment hovered near historic lows and strong consumer spending on travel and services continued to buoy the economy along with increases in wages. The Federal Reserve continued its 15-month tightening campaign, though at a moderated pace, owing to encouraging inflationary trends and general reservations about over-tightening in light of the earlier regional bank failures.

These conditions strongly aided our Wealth Management business, where interest sensitive margin interest and sweep revenue registered large increases from the prior year and AUM began approaching levels reached prior to last year’s market decline. The lack of speculative activity resulted in continued lower transaction-based commission revenue. Capital Markets’ operating results showed modest improvement with higher M&A advisory fees, equities underwriting and sales and trading revenue offsetting lower fixed income underwriting revenue, as continued uncertainty and higher interest rates limited issuances.

The Company’s balance sheet and capital position remain strong, with ample levels of liquidity. During the second quarter, the Company purchased 96,135 shares (1%) of its Class A Stock at an average price of $37.43 per share in the open market under its share repurchase program. This resulted in 10,884,575 shares of Class A Stock remaining outstanding at June 30, 2023. The Company also launched a “Dutch auction” tender offer during the quarter through which it committed to repurchase an additional 437,183 shares at a price of $40.00 per share. The repurchase of shares in conjunction with the tender offer was completed in July and after adjusting for shares repurchased under the Tender Offer, there were 10,447,392 shares of Class A Stock remaining outstanding at July 6, 2023. Both of these actions permitted us to reach record levels in book value and tangible book value per share. We remain confident in our businesses and ability to continue delivering value to our stakeholders."

Summary Operating Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
Firm	2Q-23	2Q-22
Revenue	$306,189	$237,222
Compensation Expense	$187,224	$177,979
Non-compensation Expense	$130,664	$65,412
Pre-Tax (Loss)	$(11,699)	$(6,169)
Income Tax (Benefit)	$(2,131)	$(1,449)
Net (Loss) (1)	$(9,400)	$(3,874)
(Loss) Per Share (Basic) (1)	$(0.85)	$(0.32)
(Loss) Per Share (Diluted) (1)	$(0.85)	$(0.32)
Book Value Per Share	$71.77	$68.57
Tangible Book Value Per Share (2)	$56.29	$53.62
Private Client
Revenue	$201,245	$144,471
Pre-Tax Income	$20,794	$38,800
Assets Under Administration (billions)	$113.2	$104.0
Asset Management
Revenue	$22,198	$24,315
Pre-Tax Income	$6,534	$8,120
Assets Under Management (billions)	$41.2	$37.1
Capital Markets
Revenue	$79,582	$71,274
Pre-Tax (Loss)	$(14,051)	$(17,935)

(1) Attributable to Oppenheimer Holdings Inc.
(2) Represents book value less goodwill and intangible assets divided by number of shares outstanding.

Highlights

•Increased revenue for the second quarter of 2023 is primarily driven by a rise in interest sensitive income, including margin interest and bank deposit sweep income
•The second quarter 2023 net loss is primarily attributable to an increase in non-compensation expenses, which was mostly driven by the accrual of a significant legal reserve associated with a previously disclosed matter
•Assets under administration and under management were both at higher levels at June 30, 2023 when compared with the same period last year, benefiting from market appreciation and positive net asset flows
•The Company repurchased 96,135 shares of Class A Stock during the second quarter of 2023 under its previously announced share repurchase program, or approximately 1% of shares outstanding at year-end
•The Company also launched a “Dutch auction” tender offer, which resulted in the repurchase and retirement of an additional 437,183 shares of Class A non-voting common stock when the transaction closed in July 2023
•Book value and tangible book value per share increased from the prior year period primarily as a result of share repurchases

Private Client
Private Client reported revenue for the current quarter of $201.2 million, 39.3% higher when compared with the prior year period. Pre-tax income was $20.8 million, compared with pre-tax income of $38.8 million in the prior year period. Financial advisor headcount at the end of the current quarter was 964 compared to 990 at the end of the second quarter of 2022.

Revenue:
•Retail commissions were flat compared with the prior year quarter due to continued lower retail trading activity
•Advisory fees decreased 5.1% from a year ago primarily due to lower AUM during the billing period for the current quarter when compared to the second quarter of last year
•Bank deposit sweep income increased $29.2 million or 197% from a year ago due to higher short-term interest rates partially offset by lower cash sweep balances
•Interest revenue approached record level and increased 116.1% from a year ago due to higher short-term interest rates
•Other revenue increased primarily due to increases in the cash surrender value of Company-owned life insurance policies, which fluctuates based on changes in fair value of the policies' underlying investments
Total Expenses:
•Compensation expenses increased 28.7% from a year ago primarily due to higher share-based and deferred compensation costs
•Non-compensation expenses increased substantially (185.7%) from a year ago primarily due to additional accrual of a significant legal reserve associated with a previously disclosed matter

('000s, except otherwise indicated)
	2Q-23	2Q-22

Revenue	$201,245	$144,471
Commissions	$45,377	$45,916
Advisory Fees	$78,811	$83,085
Bank Deposit Sweep Income	$44,060	$14,845
Interest	$22,403	$10,369
Other	$10,594	$(9,744)

Total Expenses	$180,451	$105,671
Compensation	$99,528	$77,342
Non-compensation	$80,923	$28,329

Pre-Tax Income	$20,794	$38,800

Compensation Ratio	49.5%	53.5%
Non-compensation Ratio	40.2%	19.6%
Pre-Tax Margin	10.3%	26.9%

Assets Under Administration (billions)	$113.2	$104.0
Cash Sweep Balances (billions)	$3.9	$7.5

Asset Management

Asset Management reported revenue for the current quarter of $22.2 million, 8.7% lower when compared with the prior year period. Pre-tax income was $6.5 million, a decrease of 19.5% compared with the prior year period.

Revenue:
•Advisory fees decreased 8.7% from a year ago due to reduced management fees resulting from the lower net value of billable AUM during the quarter
Assets under Management (AUM):
▪AUM increased to $41.2 billion at June 30, 2023, which is the basis for advisory fee billings for July 2023
▪The increase in AUM was comprised of higher asset values of $3.7 billion on existing client holdings and a net contribution of $0.4 billion in new assets
Total Expenses:
•Compensation expenses were down 6.2% from a year ago which was primarily related to decreases in incentive compensation
•Non-compensation expenses were down 1.2% when compared to the prior year period mostly due to lower external portfolio management costs which are directly related to the decrease in billable AUM, partially offset by higher communication and technology expenses

('000s, except otherwise indicated)
	2Q-23	2Q-22

Revenue	$22,198	$24,315
Advisory Fees	$22,196	$24,311
Other	$2	$4

Total Expenses	$15,664	$16,195
Compensation	$6,283	$6,697
Non-compensation	$9,381	$9,498

Pre-Tax Income	$6,534	$8,120

Compensation Ratio	28.3%	27.5%
Non-compensation Ratio	42.3%	39.1%
Pre-Tax Margin	29.4%	33.4%

AUM (billions)	$41.2	$37.1

Capital Markets

Capital Markets reported revenue for the current quarter of $79.6 million, 11.7% higher when compared with the prior year period. Pre-tax loss was $14.1 million, compared with a pre-tax loss of $17.9 million in the prior year period.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities increased 32.1% compared with a year ago due to an increase in M&A transactions
•Equities underwriting fees modestly increased by $2.7 million when compared with a year ago, when IPO and secondary offerings were at historically low levels industry-wide
•Fixed income underwriting fees were down 42.7% compared with a year ago primarily driven by lower deal volumes during the second quarter of 2023
Sales and Trading
•Equities sales and trading revenue decreased 7.2% compared with a year ago due to reduced volumes as a result of lower market volatility
•Fixed income sales and trading revenue increased by 36.7% compared with a year ago primarily due to an increase in trading income attributable to higher volumes

Total Expenses:
•Compensation expenses decreased 8.8% compared with a year ago primarily due to decreased incentive compensation
•Non-compensation expenses were 46.9% higher than a year ago primarily due to an increase in interest expense in financing inventories

('000s)
	2Q-23	2Q-22

Revenue	$79,582	$71,274

Investment Banking	$18,749	$14,699
Advisory Fees	$10,945	$8,284
Equities Underwriting	$5,478	$2,751
Fixed Income Underwriting	$1,867	$3,259
Other	$459	$405

Sales and Trading	$60,216	$55,978
Equities	$34,453	$37,126
Fixed Income	$25,763	$18,852

Other	$617	$597

Total Expenses	$93,633	$89,209
Compensation	$61,255	$67,172
Non-compensation	$32,378	$22,037

Pre-Tax (Loss)	$(14,051)	$(17,935)

Compensation Ratio	77.0%	94.2%
Non-compensation Ratio	40.7%	30.9%
Pre-Tax Margin	(17.7)%	(25.2)%

Other Matters

•The Board of Directors announced a quarterly dividend in the amount of $0.15 per share payable on August 25, 2023 to holders of Class A non-voting and Class B voting common stock of record on August 11, 2023
•Compensation expense as a percentage of revenue was lower at 61.1% during the current period versus 75.0% during the same period last year due to revenue increasing by a higher rate than compensation expenses
•The effective tax rate for the current period was 18.2% compared with 23.5% for the prior year period and was impacted by permanent items and nondeductible foreign losses

(In millions, except number of shares and per share amounts)
	2Q-23	2Q-22
Capital
Stockholders' Equity (1)	$788.3	$779.7
Regulatory Net Capital (2)	$417.5	$435.6
Regulatory Excess Net Capital (2)	$394.7	$404.0

Common Stock Repurchases
Repurchases	$3.6	$30.2
Number of Shares	96,135	885,230
Average Price Per Share	$37.43	$34.13

Period End Shares	10,984,240	11,370,609
Effective Tax Rate	18.2%	23.5%

(1) Attributable to Oppenheimer Holdings Inc.
(2) Attributable to Oppenheimer & Co. Inc. broker-dealer

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 92 retail branch offices in the United States and institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and Factors Affecting "Forward-Looking Statements" in Part I, Item 2 in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

Oppenheimer Holdings Inc.
Condensed Consolidated Income Statements (Unaudited)
('000s, except number of shares and per share amounts)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
REVENUE
Commissions	$88,544	$94,378	(6.2)	$175,241	$192,699	(9.1)
Advisory fees	101,015	107,405	(5.9)	201,559	223,171	(9.7)
Investment banking	19,978	16,653	20.0	57,943	55,123	5.1
Bank deposit sweep income	44,060	14,845	196.8	92,969	19,199	384.2
Interest	27,320	11,789	131.7	52,261	21,306	145.3
Principal transactions, net	16,253	1,258	1,192.0	29,743	3,622	721.2
Other	9,019	(9,106)	*	18,152	(11,870)	*
Total revenue	306,189	237,222	29.1	627,868	503,250	24.8
EXPENSES
Compensation and related expenses	187,224	177,979	5.2	393,516	364,010	8.1
Communications and technology	22,783	20,896	9.0	45,223	42,481	6.5
Occupancy and equipment costs	16,440	14,554	13.0	32,341	29,244	10.6
Clearing and exchange fees	5,927	6,242	(5.0)	12,190	12,218	(0.2)
Interest	17,467	3,628	381.4	30,609	6,140	398.5
Other	68,047	20,092	238.7	106,639	41,113	159.4
Total expenses	317,888	243,391	30.6	620,518	495,206	25.3

Pre-tax Income (Loss)	(11,699)	(6,169)	89.6	7,350	8,044	(8.6)
Income taxes provision (benefit)	(2,131)	(1,449)	47.1	2,454	2,986	(17.8)
Net Income (Loss)	$(9,568)	$(4,720)	102.7	$4,896	$5,058	(3.2)

Less: Net loss attributable to non-controlling interest, net of tax	(168)	(846)	(80.1)	(321)	(360)	(10.8)
Net income (loss) attributable to Oppenheimer Holdings Inc.	$(9,400)	$(3,874)	142.6	$5,217	$5,418	(3.7)

Earnings (Loss) per share attributable to Oppenheimer Holdings Inc.
Basic	$(0.85)	$(0.32)	165.6	$0.47	$0.44	6.8
Diluted	$(0.85)	$(0.32)	165.6	$0.44	$0.41	7.3

Weighted average number of common shares outstanding
Basic	11,016,430	11,980,115	(8.0)	11,054,306	12,222,527	(9.6)
Diluted	11,016,430	11,980,115	(8.0)	11,911,379	13,141,538	(9.4)

Period end number of common shares outstanding	10,984,240	11,370,609	(3.4)	10,984,240	11,370,609	(3.4)
* Percentage not meaningful